UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 1, 2005

Aphton Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19122	95-3640931
(Commission File Number)	(IRS Employer Identification No.)

8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 218-4340

(Registrant’s Telephone Number, Including Area Code)

5000 S. Broad Street, Suite 100A, Philadelphia, PA 19112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2005 Aphton Corporation (the “Company”) announced the appointment, effective March 1, 2005, of Susan Anne Watson, Ph. D. as a Senior Vice President and Chief Scientific Officer. Aphton and Dr. Watson entered into an employment agreement, dated March 1, 2005 (the “Employment Agreement”), containing the terms of Dr. Watson’s employment.

The Employment Agreement provides that Dr. Watson will receive an initial annual base salary of $220,000 and, at the discretion of the Compensation Committee of the Company’s Board of Directors, an annual bonus based upon performance targets, measurements and such other criteria established by the Compensation Committee. In addition, Dr. Watson will be granted options to purchase 120,000 shares of the Company’s common stock in accordance with the terms of the Company’s 2004 Stock Option Plan

In accordance with the terms of the Employment Agreement, Dr. Watson is an “at will” employee. However, the Employment Agreement provides that if Dr. Watson’s employment with Aphton is terminated without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement) and such termination occurs within thirteen (13) months after a Change in Control (as defined in the Employment Agreement), Dr. Watson shall be entitled to receive an amount equal to: (i)(A) if the Change in Control occurs prior to the accrual of a bonus to Dr. Watson for fiscal year 2005, two (2) times Dr. Watson’s then current base salary or (B) if the Change in Control occurs after the accrual of a bonus to Dr. Watson for fiscal 2005, one and one-half (1.5) times the sum of her then current base salary, plus the mean bonus paid to Dr. Watson with respect to the prior three fiscal years; (ii) the sum of any amounts accrued and owing to Dr. Watson prior to her termination; and (iii) the aggregate amount of premiums payable by the Company to Dr. Watson’s medical coverage, on the date of termination, for three (3) years. Furthermore, if Dr. Watson’s employment with Aphton is terminated under such circumstances, (i) each non-qualified stock option granted to Dr. Watson prior to such termination shall be immediately vested and exercisable for a period ending the earlier of 180 days after her termination date or the scheduled expiration of such option, (ii) each incentive stock option (“ISO”) granted to Dr. Watson prior to such termination shall be immediately vested and exercisable in accordance with the applicable ISO agreement and (iii) each restricted share granted to Dr. Watson prior to such termination shall be delivered free and clear of any restrictions, other than pursuant to applicable securities laws.

The Employment Agreement also contains provisions whereby Dr. Watson may not compete with the Company nor solicit the Company’s employees for any purpose while she is employed by the Company and for a period of two (2) years thereafter. Additionally, pursuant to the terms of the Employment Agreement, Dr. Watson must maintain the confidentiality of the Company’s proprietary information during her employment with the Company and thereafter.

Prior to joining the Company, Dr. Watson was Director of the Cancer Research at Nottingham Centre at The University of Nottingham, United Kingdom. In addition, she was the director of the Academic Unit of Cancer Studies, Professor of Pre-Clinical Oncology and Scientific Director and Founder of PRECOS, a University business unit, formed to intiate partnerships between scientists at Nottingham and pharmaceutical companies for the design of new cancer treatments. Dr. Watson has been at The University of Nottingham since 1986 and has focused her research on biomolecular cancer research, concentrating specifically on gastro-intestinal cancers. In connection with her work, in April 2004 Dr. Watson, on behalf of the University, applied for and received a grant from the Company for £3,044,301.15, or $5,831,000, payable by the Company over a five (5) year period. In addition, Dr. Watson received a monthly supervision fee of £3,350, or $6,400 from the Company for her work on certain of the Company’s compounds and their effects on gastro-intestinal cancers. Dr. Watson continues to be employed as a professor by the University on a part-time basis, but no longer receives the supervision fee from the Company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

99.1	Press Release of Aphton Corporation, dated March 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APHTON CORPORATION

Date: March 7, 2005	By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Press Release of Aphton Corporation, dated March 1, 2005.